THE ROYCE FUND
                  1414 Avenue of the Americas
                    New York, New York 10019



                                        November 17, 1998


Mr. Charles M. Royce
1414 Avenue of the Americas
New York, New York 10019

Dear Mr. Royce:

      The Royce Fund (the "Trust") hereby accepts your offer to purchase 10 shares of beneficial interest of Royce Select Fund, a series of the Trust, at $100.00 per share, for an aggregate purchase price of $1,000.00, subject to the understanding that you have no present intention of redeeming or selling the shares so acquired.


                                        Sincerely,

                                        THE ROYCE FUND

                                        /s/ Charles M. Royce
                                   By:  __________________________
                                        Charles M. Royce
                                        President


Agreed:

      I, Charles M. Royce, hereby agree to purchase the shares of beneficial interest covered under the above letter agreement. I acknowledge that I have no present intention of redeeming or selling any of the 10 shares of the Royce Select Fund covered by such letter agreement.


                                        /s/ Charles M. Royce
                                        __________________________
                                        Charles M. Royce